                                                                    Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-35512 of Dura Pharmaceuticals, Inc. on Form S-4 of our report dated February 9, 1999, appearing in the proxy statement/prospectus which is part of this Registration Statement, on our audits of Spiros Development Corporation II, Inc. as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998 and the period September 23, 1997 (date of incorporation) through December 31, 1997 and to the references to us under the headings "Selected Historical Financial Data", "Selected Financial Data" and "Experts" in such proxy statement/prospectus.




/s/ DELOITTE & TOUCHE LLP


San Diego, California
July 27, 2000